Stan J.H. Lee, CPA 2160 North Central Rd, Suite 209 tFort Lee t NJ 07024 P.O. Box 436402 t San Diego tCA t 92143-9402 619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee,  Certified Public Accountant,  consents to the inclusion of our report of  May 23, 2011  on the reviewed financial statements of Lion Lam Diamond Inc. as of  March  31, 2011 and for the 3-months period then ended  in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

______________________________

Stan J.H. Lee, CPA

May 23, 2011

Fort Lee, NJ 07024